Exhibit 10.6

LICENSING AND ROYALTY AGREEMENT

This Agreement is made March 12, 2015, by and between Zero Gravity Solutions, Inc. ("ZGSI" and/or "Party"), a Nevada. corporation, with offices at 190 NW Spanish River Blvd., Boca Raton, FL 33431 and John Wayne Kennedy ("JWK" and/or "Party") with offices located at 101 Beachside Drive, Stevensville, MD- 21666 and Patrick Kennedy ("PK" and/or "Party"), with offices located at 1409 E. Elliott Street Breckenridge, TX 76424. JWK and PK may be referred to jointly herein as ("the Kennedys", "Kennedy(s)") and all Parties herein may be referred to collectively as the Parties ("Parties").

RECITALS

WHEREAS, JWK has developed and is the owner of certain technologies, drawings and documentation containing trade secrets and know-how relative to specific applications of the intellectual Property in connection with "ALS SOD Ligand Formula" ("SOD"), (including patent application, number 14/244,084), specifically as, "COPPER/ZINC SUPEROXIDE DISMUTASE (SOD) FORMULATION FOR THE TREATMENT OF TRAUMAS INCLUDING AMYOTROPHIC LATERAL SCLEROSIS" and is, by this reference hereto, fully incorporated into and made a part of this Agreement (the "IP"); and

WHEREAS, JMK has the right to license such IP and any and/or any and all derivative or related products (the "Licensed Products") to ZGSI and ZGSI is desirous of licensing the rights to the IP (the "License"); and

WHEREAS, the License for and to all IP granted to ZGSI hereunder shall apply to any manufacturing, commercial opportunities and/or supply and/or research for products which may be researched and developed by ZGSI for (i) fertilizers, the nutrition and the fortification of plants is hereby granted to ZGSI; and (ii) for humans and animals such as the remediation of radiation of astronauts and other oxidative stress conditiOns discovered in a micro/zero gravity environment; and

WHEREAS, the Parties agree and understand that the IP has additional applications which are or may be licensed to other entities and that this exclusive license is for the applications listed herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto, each intending to be legally bound hereby, do promise and agree as follows:

AGREEMENT

LICENSE GRANT

A.        JWK hereby grants to ZGSI, under the terms of this Agreement, the exclusive worldwide and intergalactic rights to develop, manufacture, have made, use, sell, offer for sale, distribute, otherwise dispose of the IP and any and all products developed by the IP ("Licensed Products"), by any and all methods which ZGSI deems fit and appropriate to best serve the terms of this Agreement.

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B.        ZGSI is hereby authorized to represent and present, negotiate, conclude, close and finalize all sales of the Licensed Product to retailers, sub-licensees and any and all parties ZGSI deems fit and appropriate to best serve the terms of this Agreement.

2.        TERM, TERMINATION & SURVIVORSHIP:

This Agreement and all provisions hereof, except and unless otherwise provided, in writing, shall be in full force and effect and shall extend for a term of Twenty five (25) years for the U.S. and all other worldwide markets. The effective date of this Agreement shall be the date first written above. At conclusion of the initial term, this Agreement shall automatically renew for two (2) year periods thereafter, unless terminated by either of the parties upon six (6) months prior notice.

In the event of any breach of any material provision of this Agreement, this Agreement may be terminated by either Party hereto, with sixty (60) days written notice to the other Party provided that, during the sixty (60) day period, the breaching Party fails to cure such breach, in which case ZGSI shall have six (6) months from the effective date of termination of this Agreement to sell any inventories of product existing, product already in production or on order as of said effective date of termination.

Should ZGSI choose to sell any or all of the IP, patent rights or other assets applicable to the operation of this Agreement, during the original term of the Agreement, the buyer shall have the option to continue this Agreement for its original term and the Kennedys shall retain the option to discontinue, renegotiate or terminate the Agreement for further renewals.

Should ZGSI, any successor or any division or sub-division of ZGSI, for any reason, become legally insolvent, bankrupt or prosecuted and found guilty of any criminal activity, this Agreement will be deemed null, void and terminated immediately but not before the License to ZGSI is canceled, in which case all rights and ownership of the IP and Licensed Products, revert back to JWK. No trustee, receiver or court of competent jurisdiction or other outside entity has or will have or hold any right or rights to transfer or convey, Should it be included or implicated in any legal action of any kind, JWK shall have first priority interest in all of the IP existing now or in the future, that are the subject of this Agreement, over all classes of ZGSI stockholders.

3.        DUTIES AND OBLIGATIONS

A.        Subject to all terms and conditions herein specified, ZGSI shall use its best efforts, during the term of this Agreement, to identify and secure financing and business arrangements for any Licensed Product developed under this Agreement, with distributors, retailers and/or other entities and to reasonably service such arrangements during the term thereof. ZGSI shall provide the Kennedys any and/or all annual forecasts and marketing plans as generated by ZGSI, its associates and/or any affiliates from commencement of this Agreement to ita expiration, unless otherwise agreed, in, writing.

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B.        For as long as the Kennedys are affiliated with ZGSI and/or any of its subsidiary companies or successor companies, JWK will endeavor to develop additional IP applicable to plant nutrition and fortification, for the remediation of radiation for astronauts and for other medical applications for astronauts. JWK will endeavor to develop additional technologies for the use described herein, that the parties may mutually agree are commercially viable to ZGSI and such technologies shall, by this reference, hereby be incorporated into and made a part of this Agreement. ZGSI shall use its best efforts, consistent with sound business practices, to maximize revenue generated from the exploitation of the rights granted hereunder and to enhance the value and reputation of the Products and/or technologies for the benefit of the Parties and for this Agreement.

C.        ZGSI is responsible for maintaining accurate files, records and books reflecting all of ZGSI's research expenses and gross trade sales. JWK, at his own expense, shall have the right to examine, during regular business hours and upon reasonable notice, ZGSI's records relating to any and/or ZGSI revenues. In the event such an examination of ZOSI's records results in a determination that JWK has been underpaid, the amount of any deficiency, including interest at ten percent (10%) per annum and the cost of such examination (including all reasonable attorney and accounting fees incurred for such examination) shall be paid by ZGSI to the Kennedys in the quarterly Royalty statement following such examination.

4.        RESEARCH, COMMITMENT & COMPENSATION:

In consideration for License wanted under this Agreement, ZGSI agrees to pay the following research expenses and provide to the Kennedys the following compensation:

A.        ZGSI shall be responsible for its own marketing, overhead and manufacturing expenses, including but not limited to salaries, warehousing, commissions, advertising, etc. ZGSI shall pay all expenses, including all license fees necessary to comply with all national and international, provincial and/or local laws, regulations, codes and ordinances applicable to ZGSI's business. ZGSI shall be responsible for the acquisition of the necessary financing and/or payment of all research work necessary to bring the Licensed Products into governmental compliance, as required by the U.S. Environmental Protection Agency, and/or equivalent governing body of any foreign country wherein it is distributed. ZGSI agrees to pay all patent and attorney's fees associated with the IP and issuance of any patent and/or all ongoing fees and expenses of any predecessor patents which this IP may be based upon, including both US and foreign patents and all extensions thereof.

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B.        ZGSI agrees to pay the Kennedys a total of a five percent (5%) royalty ("Royalty") on all Licensed Products soldlry-ZOSI and/or any subsidiary or related companies or products of ZGSI. The Royalty shall be based on ail of the Gross Revenue Sales ("ORS") collected from the use of the License by ZGSI for sales, excluding shipping, taxes and discounts; and is payable after payment for product is received by ZGSI, Division of these funds are to be distributed as follows:

I.        ZGSI shall pay Three Percent (3%) to JWIC. and Two Percent (2%) to PK. Such Royalty shall be calculated based on all GRS collected by ZGSI to include but are not limited to: DAM FX and/or the use of the IP in the products of others, any subsequent derivatives thereof, any other product and/or marketable item, concept, service and sublicense.

IL        For License/Sub-License: JWK shall receive Six Percent (6%) and PK shall receive Four Percent (4%), collectively Ten Percent (10%), of income from any subsequent license or sub-license of the IP.

III.	Royalty payments are to be paid by the 5th of the month, following the end of each quarter, less any advances. A copy of all GRS shall accompany each Royalty payment.
IV.	ZGSI also agrees to pay a minimum monthly "Royalty Fee" of Five Thousand Dollars ($5,000) to the Kennedys, to the extent not already paid, as follows; .JWK shall receive minimum, monthly Royalty Fees of Two Thousand Five Hundred Dollars ($2,500) and PK shall receive minimum, monthly Royalty Fee of Two Thousand Five Hundred Dollars ($2,500). Such Minimum Royalty payments shall begin on the first day of each month, beginning on the month following the date of this Agreement. Minimum Royalty payments shall not be applicable if the Royalty paid from the GRS exceeds Five Thousand Dollars ($5,000) per month. Royalty Fees paid by ZGSI will be applied against future Royalty payments on ORS.
V.	From time to time, ZGSI may pay additional royalties in advance of sales of Licensed Product under this Agreement, the payment of which are in ZGSI's opinion and best judgment, furthering ZGSI's business interests and commercial development of Licensed Products covered by this Agreement. Royalty payments made in advance shall be recoverable from future royalty payments payable under this Section B,

5.        MANUFACTURER AND SCOPE

All Licensed Products which are, in any way or manner, originally or eventually based on any form of the IP and/or patents (in any stage of completion) that are created for plants or the agricultural industry and eventually marketed, by any means, through ZGSI, shall be manufactured, caused to be manufactured or assembled by an entity or entities selected jointly by the Parties. ZGSI shall pay for and/or finance, maintain and service this activity unless otherwise agreed, in writing, by the Parties hereto.

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6.        WARRANTIES AND INDEMNIFICATIONS

A.        JWK represents and warrants that he (a) owns all of the right, title and interest in and to the IP and any Licensed Products; (b) has the authority to grant the License hereunder and any Licensed Products; (c) has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or employers, or other third parties (individuals or entities), whether written, oral or implied, that would be inconsistent with the License granted herein; and (d) is unaware of any information that would raise a substantial question as to the validity of any of the IP or the Licensed Products. JWK further expressly warrants and represents that (a) no legal proceedings relating to the IP or License Products are pending or threatened against JWK or its agents; and (b) no legal proceedings related to product liability for the IP or any Licensed Products developed, tested, or manufactured by or on behalf of JWK are pending or threatened against JWK or its agents; and (c) JWK is unaware of any facts or circumstances that would give rise to such legal proceedings.

B.        JWK hereby agrees to defend, indemnify, and hold harmless ZGSI, its shareholders, directors, officers, employees, ZGSI' s parent and sister companies, subsidiaries, and affiliates, from and against any and all claims, liabilities, judgments, penalties, taxes (civil and criminal), any and all costs and expenses (including, without limitation, reasonable attorney fees) related to and incurred in connection with IP or the Licensed Product, any of which may incur or may be subjected, arising out of or relating to a breach of JWK's representation and warranty of ownership, actions or inactions of JWK.

C.        ZGSI hereby agrees to defend, indemnify, and hold harmless the Kennedys, their shareholders, directors, officers, employees, their parent and sister companies, subsidiaries, and affiliates, from and against any and all claims, liabilities, judgments, penalties, taxes (civil and criminal), any and all costs and expenses (including, without limitation, reasonable attorney fees) related to and incurred in connection therewith, any of which they may incur or to which any of them may be subjected, arising out of or relating to a breach of ZGSI's representation and warranty or of any actions or inactions of ZGSI.

7.        NOTICES

A.        Any and all notices between the Parties are to be tendered in writing, to the other designated Party at the above-stated address by the following methods: USPS, Certified mail, registered letter, Express mail (return receipt requested), Federal Express or other recognized overnight courier. Either Party may change the address to which notice or payment is to be sent by written notice to the other Party under any provision of this section.

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8.        AGREEMENT BINDING ON SUCCESSORS

The provisions of this Agreement shall be binding on and shall inure to the benefit of the Parties hereto, their heirs, assigns, and successors.

9.        WAIVER

No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

10.        SEVERABILITY

If a court of competent jurisdiction hereof holds any term, clause, or provision invalid or unenforceable, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from this Agreement.

11.        INDEPENDENT CONTRACTOR

ZGSI shall be deemed an independent contractor and nothing contained herein shall constitute an arrangement of employment, a joint venture, or a partnership. ZGSI shall be solely responsible for and shall hold the Kennedys harmless for any and all claims for its taxes, fees, or costs, including but not limited to withholding, income tax, FICA, and workmen's compensation.

12.        ASSIGNABILITY

This Agreement and the rights and obligations thereof are personal to JWK and to ZGSI and shall not be assigned or sub-licensed, other than as provided above, by any act of either Party without the expressed written consent of the other Party unless it is transferred in connection with a transfer of substantially all of the assets of JWK or ZGSI with the written consent of ZGSI and/or JWK.

13.        ATTORNEYS' FEES

In the event that any action, suit or legal proceeding is initiated or brought to enforce any or all of the provisions of this Agreement, the prevailing Party shall be entitled to such attorneys' fees, costs and disbursements as are deemed reasonable and proper by an arbitrator or court. In the event of an appeal of an initial decision of an arbitrator or court, the prevailing Party shall be entitled to such attorneys' fees, costs and disbursements as are deemed reasonable and proper by the appellate court(s).

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14.        INTEGRATION

This Agreement constitutes the entire understanding of the parties. It shall not be filed or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents-that may conflict with this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

JOHN WAYNE KENNEDY

/s/ John Wayne Kennedy

PATRICK KENNEDY

/s/ Patrick Kennedy

ZERO GRAVITY SOLUTIONS, INC.

By: GLENN STINEBAUGH, CHIEF EXECUTIVE OFFICER

/s/ Glenn Stinebaugh

ZERO GRAVITY SOLUTIONS, INC.

By: GLENN STINEBAUGH, CHIEF EXECUTIVE OFFICER

/s/ Glenn Stinebaugh

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